NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces the Acquisition of
Hill Country Electric Supply

PITTSBURGH, APRIL 27, 2015 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announced today that WESCO Distribution, Inc. has entered into a definitive agreement to acquire Hill Country Electric Supply. Closing is expected to occur in May 2015.

Headquartered in Austin, Texas, Hill Country generates approximately $140 million in annual revenues from nine locations in Central and South Texas, primarily in the Austin and San Antonio regions. Hill Country is an electrical distributor focused on the commercial construction market.

Mr. John J. Engel, WESCO’s Chairman, President, and Chief Executive Officer, said: “Hill Country is a well-established electrical distributor with strong brand recognition in the Texas construction market and a solid organic growth history. This acquisition is expected to be accretive to earnings by approximately $0.05 per diluted share in the first year of operation.”

Mr. Scott Schieffer, Hill Country’s President, commented, “We are excited to begin this new chapter in Hill Country’s history with WESCO. We share WESCO’s strong focus on customer service and together we expect to deliver even more value for our customers.”

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About WESCO
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating ("MRO") and original equipment manufacturers ("OEM") product, construction materials, and advanced supply chain management and logistic services. 2014 annual sales were approximately $7.9 billion. The Company employs approximately 9,400 people, maintains relationships with over 25,000 suppliers, and serves over 75,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates nine fully automated distribution centers and approximately 485 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Daniel A. Brailer, Vice President, Investor Relations & Corporate Affairs
WESCO International, Inc. (412) 454-2200
http://www.wesco.com